Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces
Appointment of Chief Operating Officer
PITTSBURGH, October 1, 2019 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC) ("WESCO"), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistics services, today announced the appointment of Mr. Nelson Squires as its Senior Vice President and Chief Operating Officer effective October 1, 2019.
Mr. Squires served as the Company’s Group Vice President and General Manager of WESCO Canada/International/WIS since January 2018 and as Group Vice President and General Manager of WESCO Canada since August 2015. From 2010 to July 2015, he was Vice President and General Manager, North America Merchant Gases and President, Air Products Canada of Air Products and Chemicals, Inc. He has also served in regional and general management positions, as director of investor relations, and in various sales positions at Air Products. Earlier in his career, he was a Captain in the United States Army.
John J. Engel, WESCO’s Chairman, President and CEO, stated, “Nelson has a strong track record of delivering sales and profit growth since joining WESCO four years ago. He is a seasoned executive with excellent leadership skills, and I’m very pleased to announce his promotion to this global operations leader role in WESCO.”
# # #
About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,300 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

1